QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2001 relating to the consolidated balance sheets of PAULA Financial and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and all related schedules, which report appears in the annual report on Form 10-K of PAULA Financial for the fiscal year ended December 31, 2000.

                      /s/ KPMG LLP

Los Angeles, California
July 23, 2001

QuickLinks

EXHIBIT 23.1 CONSENT OF INDEPENDENT AUDITORS